Exhibit 99.1

For immediate release

AAR Reports Fourth Quarter and Fiscal Year 2013 Results

•                  Fourth quarter and full year diluted EPS of $0.50 and $1.85, respectively, before adjustment for KC-10 program charge, exceed guidance

•                  Fourth quarter GAAP diluted EPS of $0.01, after adjustment for the charge

•                  Full year sales up 3.5% to a record $2.14 billion

•                  Full year cash flow from operations of $163 million, free cash flow of $125 million

•                  2014 guidance reflects expectation for sustained growth and profitability

WOOD DALE, Ill., July 25, 2013 /PRNewswire/ — AAR CORP. (NYSE: AIR), a leading, global aviation and aerospace company, today reported fourth quarter and full fiscal year 2013 consolidated results.  Fourth quarter sales were $553.8 million and adjusted diluted earnings per share were $0.50, which grew 11% versus the year-ago level of $0.45 per diluted share, excluding charges.

“We are pleased with our performance in the fourth quarter and for the full year as we drove record levels of annual sales and free cash flow. In addition, our fourth quarter and full year diluted earnings per share on an adjusted basis were better than expected,” said David P. Storch, Chairman and Chief Executive Officer of AAR CORP.  “We finished the year with momentum in our Aviation Services segment as our revenue, up 7% in the fourth quarter, reflected continued strength in the commercial market and demand for our airlift capability.  Our Technology Products segment declined as anticipated, with a strong performance at our Telair commercial cargo systems unit offset by expected softer demand for our Mobility Systems products.  We continue to create value for shareholders by growing our business, increasing margins, maintaining a healthy dividend, opportunistically repurchasing shares and generating strong cash flow.”

Fourth Quarter 2013 Results

Fourth quarter consolidated sales were $553.8 million versus the prior year level of $563.3 million.  Sales in the Aviation Services segment increased 7% to $417.2 million, driven by growth in the Company’s commercial supply chain business, continued strength in demand for the Company’s airlift services and the delivery of one aircraft to the Colombian Air Force (a second aircraft has been delivered in the first quarter of our fiscal 2014).  Fourth quarter sales in the Technology Products segment declined 21% to $136.6 million, largely as a result of expected declines in delivery of mobility products for the defense market, partially offset by strength in commercial cargo systems.

Sales to commercial customers represented 63% of consolidated sales as compared to 60% of consolidated sales in the same period last year.  Government and defense customers represented the balance of sales and declined slightly as a percentage versus the prior year.

In the fourth quarter, the Company took a $19.5 million after-tax charge ($29.8 million pre-tax) in connection with a contract with Northrop Grumman to provide supply chain services for the US Air Force fleet of KC-10 aircraft.  Monthly flight hours began to decline in the Company’s third quarter and unexpectedly continued to decrease further during the Company’s fourth quarter.  In the second half of fiscal 2013, monthly flight hours declined to an annualized average below 45,000 hours, or 28% less than the annualized average in the first half of fiscal 2013.  According to information available to the Company, these are the lowest levels of annual flight hours under the KC-10 program since at least 1998.  As a result of this decline in flight hour revenue, the Company revised its forecast for future usage of the fleet and lowered the revenue and profitability for the flight-hour portion of the contract, resulting in the charge.

Mr. Storch commented, “The charge reflects an adjustment of flight hour assumptions in our business model and the resulting effect on profitability of this program which, given the current flight hour environment, we believe is both prudent and appropriate.  We will continue to seek ways to improve the economics of the program throughout the remainder of the contract.”

Consolidated gross profit margin for the fourth quarter on a reported basis was 10.9% and was unfavorably impacted by 500 basis points as a result of the charge.

Net interest expense in the fourth quarter declined to $9.6 million; the $1.8 million improvement compared to prior year reflects both lower interest rates and reduced debt levels.  The Company reduced its net indebtedness by $91 million since June 1, 2012.

During the fourth quarter, the Company generated $75.1 million in cash flow from operations and had capital expenditures of $13.7 million.  The Company paid dividends totaling $2.9 million during the fourth quarter.

Full-Year 2013 Results

Full-year 2013 consolidated sales were $2.14 billion.  Aviation Services segment sales increased 5% to $1.61 billion as a result of strength in commercial supply chain and airframe maintenance, as well as continued strong activity in Airlift.  Strength in these areas was offset by a reduction in defense logistics and aircraft sales.  Technology Products segment sales declined 1% to $522.9 million driven by expected declines in demand for mobility products in the defense market, but positively offset by strength at Telair, the Company’s commercial cargo systems unit.  Sales to commercial customers increased to 61% of total sales as compared to 55% in fiscal 2012, reflecting both the strength of the Company’s initiatives to grow its commercial business and the impact of reduced government spending.

Mr. Storch commented, “During fiscal 2013, we generated $163 million in cash flow from operations with $125 million in free cash flow.  This strong performance enabled us to drive value to shareholders in a variety of ways as we reduced net indebtedness by $91 million, bought back almost one million shares of common stock for $14.6 million, and paid dividends totaling $12.8 million.”

For fiscal year 2013, the Company’s weighted average diluted share count was 40.6 million, a reduction of 2.5 million shares from fiscal year 2012’s year-end diluted share count of 43.1 million.  This is the result of repurchasing close to one million shares during the course of the year at an average price of $14.90 and the accretive effect of the retirement of the Company’s convertible debt.  Entering FY2014, the Company’s diluted share count was 38.6 million.

2014 Guidance

For fiscal 2014, the Company currently expects consolidated sales in the range of $2.175 to $2.225 billion.  The Company expects to see continued strength in its supply chain and repair businesses in fiscal 2014 given its strong position in the growing global outsourced maintenance supply chain market.  While defense budgets are expected to remain under pressure, the Company sees ongoing global demand for its low cost solutions, products and services.  The Company’s Technology Products segment is expected to achieve revenue stability in fiscal 2014, while focusing on operating efficiencies and innovations in lightweight solutions for the marketplace.  The Company believes it will continue to improve its operating margins both as a result of mix improvement and the implementation of initiatives designed to enhance efficiency.  The Company currently expects full year diluted earnings per share to be in the range of $2.00 to $2.05.

Conference Call Information

AAR will hold its quarterly conference call at 3:45 p.m. CDT on July 25, 2013. The conference call can be accessed by calling 866-802-4322 from inside the U.S. or 703-639-1319 from outside the U.S. A replay of the conference call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1618779). The replay will be available from 7:45 p.m. CDT on July 25, 2013, until 11:59 p.m. CDT on August 1, 2013.

About AAR

AAR is a global aviation and aerospace company that employs more than 6,000 people in 17 countries. Based in Wood Dale, Illinois, AAR supports commercial, government and defense customers through two operating segments: Aviation Services and Technology Products. AAR’s services include inventory management and parts distribution; aircraft maintenance, repair and overhaul; and expeditionary airlift. AAR’s products include cargo systems and containers; mobility systems and shelters; advanced aerostructures; and command and control systems. More information can be found at www.aarcorp.com.

Contact: Michael Sharp, Chief Financial Officer | (630) 227-2110 | Michael.Sharp@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2012. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Income	Three Months Ended May 31,		Twelve Months Ended May 31,
(In millions, except per share data)	2013	2012	2013	2012

Sales	$553.8	$563.3	$2,137.3	$2,065.0
Costs and expenses:
Cost of sales	493.5	485.9	1,823.1	1,746.4
Selling, general and administrative	52.5	50.5	198.4	189.4

Earnings from aircraft joint ventures	1.0	0.9	6.8	1.5

Operating income	8.8	27.8	122.6	130.7

Loss on extinguishment of debt	—	(0.7)	(0.3)	(0.7)

Interest expense	10.0	11.7	41.6	37.7
Interest income	0.4	0.3	1.5	1.2

Income before income tax expense	(0.8)	15.7	82.2	93.5
Income tax expense (benefit)	(1.6)	2.7	26.7	25.5
Net income attributable to AAR and noncontrolling interest	0.8	13.0	55.5	68.0
Income attributable to noncontrolling interest	(0.2)	(0.1)	(0.5)	(0.3)
Net income attributable to AAR	$0.6	$12.9	$55.0	$67.7

Earnings per share — Basic	$0.01	$0.32	$1.38	$1.68

Earnings per share — Diluted	$0.01	$0.32	$1.38	$1.65

Share Data:

Average shares outstanding — Basic	38.0	38.7	38.3	38.8
Average shares outstanding — Diluted	38.3	42.6	40.6	43.1

AAR CORP. and Subsidiaries

Consolidated Balance Sheet Highlights (In millions, except per share data)	May 31, 2013	May 31, 2012

Cash	$75.3	$67.7
Current assets	1,033.7	1,063.3
Current liabilities (excluding debt accounts)	302.6	350.4
Net property, plant and equipment	361.7	382.9
Total assets	2,136.9	2,195.7
Total debt	708.6	792.2
Stockholders’ equity	919.5	866.0
Book value per share	$23.34	$21.50
Shares outstanding	39.4	40.3

Sales By Business Segment	Three Months Ended May 31,		Twelve Months Ended May 31,
(In millions)	2013	2012	2013	2012
Aviation Services	$417.2	$389.7	$1,614.4	$1,536.0
Technology Products	136.6	173.6	522.9	529.0
	$553.8	$563.3	$2,137.3	$2,065.0

Gross Profit by Business Segment	Three Months Ended May 31,		Twelve Months Ended May 31,
(In millions)	2013	2012	2013	2012
Aviation Services	$39.7	$52.1	$227.5	$237.3
Technology Products	20.6	25.3	86.7	81.3
	$60.3	$77.4	$314.2	$318.6

Diluted Earnings Per Share Calculation	Three Months Ended May 31,		Twelve Months Ended May 31,
(In millions, except per share data)	2013	2012	2013	2012

Net income attributable to AAR	$0.6	$12.9	$55.0	$67.7
Add: After-tax interest on convertible debt	—	1.3	3.2	5.8
Less: Income attributable to participating shares	—	(0.4)	(1.9)	(2.3)
Net income for diluted EPS calculation	$0.6	$13.8	$56.3	$71.2

Average shares outstanding — Diluted	38.3	42.6	40.6	43.1

Earnings per share — Diluted	$0.01	$0.32	$1.38	$1.65

Note:  Pursuant to SEC Regulation G, the Company has included the following reconciliation of financial measures reported on a non-GAAP basis to comparable financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”).  The Company uses earnings per share for the three-month and twelve-month periods ended May 31, 2013 and May 31, 2012 exclusive of the KC-10 support contract charges, the restructuring charges, and a tax adjustment, to evaluate its financial results and trends, and believes it is useful for the reader of this press release.

AAR CORP. (Consolidated results)	Three Months Ended May 31, 2013	Three Months Ended May 31, 2012

Earnings per share before special items	$0.50	$0.45

Less: Diluted Earnings per share impact of $29.8 million and $9.5 million KC-10 support contract charge in 2013 and 2012 respectively	$(0.49)	$(0.15)
Less: Diluted Earnings per share impact of $3.7 million restructuring charges in the Structures and Systems segment in 2012	—	$(0.06)

Add: Diluted Earnings per share impact of $3.3 million favorable tax expense in 2012	—	$0.08

Earnings per share — Diluted	$0.01	$0.32

AAR CORP. (Consolidated results)		Twelve Months Ended May 31, 2013

Earnings per share before special items		$1.85

Less: Diluted Earnings per share impact of $29.8 million KC-10 support contract charge in 2013		$(0.47)

Earnings per share — Diluted		$1.38